Exhibit 99.1


                       Pacific Energy Partners, L.P. Signs
            Pier 400 Terminal Services Agreement with ConocoPhillips

    LONG BEACH, Calif.--(BUSINESS WIRE)--Nov. 21, 2005--Pacific Energy Partners, L.P. ("Pacific Energy") (NYSE:PPX) announced that Pacific L.A. Marine Terminal LLC ("Pacific Marine"), a wholly-owned subsidiary of Pacific Energy, has entered into a long-term Terminal Services Agreement with ConocoPhillips (NYSE:COP) in connection with Pacific Energy's Pier 400 deep water marine terminal project. ConocoPhillips has agreed to a minimum throughput at Pier 400 of 90,000 barrels per day ("BPD") of crude oil and other partially processed feedstocks over a term of 20 years, with an option to extend for an additional 10 years. Pacific Marine has agreed to provide up to 1.5 million barrels of throughput tankage, and necessary pipeline connections to ConocoPhillips, for the term of the agreement. The agreement is subject to Pacific Energy obtaining the required permits and approvals to construct the facility and the execution of related agreements with the Port of Los Angeles and the City of Los Angeles for use of a berth area, land for the on-shore facilities and pipeline rights of way.
    The new deepwater berth is anticipated to be constructed in the Port of Los Angeles at Berth 408 on Pier 400, along with supporting throughput tankage on Pier 400 and Terminal Island. The terminal facilities will be connected by pipeline to Pacific Energy's existing distribution system to various Los Angeles area refineries. With water depth of approximately 81 feet, the project will provide world-class marine receipt facilities to handle some of the largest tankers in the world, and capacity to efficiently accommodate increasing volumes of waterborne imported crude oil and refinery feedstocks.
    The environmental permitting process is underway. Pacific Energy expects the draft environmental impact study will be made available by the Port and the US Army Corps of Engineers for public review in the first quarter of 2006. Pacific Energy expects to receive all required permits by mid 2006.
    Construction of the Pier 400 project is currently estimated to be completed in late 2007. The project will help fill a rapidly growing shortfall in petroleum import infrastructure needs in Los Angeles and Southern California. It is being designed to meet stringent environmental and safety requirements. Careful consideration is being given to community, governmental and regulatory needs and expectations in the Port area. The berth will be developed in a location remote from the San Pedro and Wilmington communities, on the southwest portion of Pier 400. Supporting throughput tankage will be developed in the Pier 400 and Terminal Island areas. The pipeline will be underground and will connect to other pipelines in the Port area. No new pipelines will need to be developed in areas away from the Port.
    "With the decline of crude oil production in California, more capacity is needed to offload waterborne crude oil. Given a projected growth in crude oil imports to Los Angeles of approximately 450,000 barrels per day over the next ten years, we expect the Pier 400 marine terminal to provide a substantial long-term growth component for our West Coast Business Unit," said Irv Toole, President and Chief Executive Officer. "Through connections with our existing system of pipelines and storage facilities, the Pier 400 marine terminal can provide direct connections to refineries in the Los Angeles area."
    Mr. Toole continued, "We are pleased that ConocoPhillips has decided to become a customer of this exciting project. With the commitment from ConocoPhillips, along with a commitment from subsidiaries of Valero Energy Corporation last year and expected commitments from additional customers, we expect the facility to be nearly fully subscribed before the start of construction. We have other business relationships with ConocoPhillips in Southern California and in other regions of the US and Canada and we look forward to the expanding relationship in the Los Angeles area."
    This 90,000 BPD commitment from ConocoPhillips represents about 36% of the capacity of the 250,000 BPD project. Pacific Energy's current estimated capital cost of the project is approximately $250 million, including its predevelopment costs and capitalized interest during the construction period. The project cost has increased from the previous estimate of $185 million in part due to an increase from
2.5 million barrels of storage to 3.0 million barrels. Construction of the terminal facility would be financed through a combination of new equity and debt.

    About Pacific Energy:

    Pacific Energy Partners, L.P. is a master limited partnership headquartered in Long Beach, California. Pacific Energy is engaged in the business of gathering, transporting, storing and distributing crude oil, refined products and other related products. The Partnership generates revenues by transporting such commodities on its pipelines, by leasing capacity in its storage facilities, and by providing other terminaling services. The Partnership also buys and sells crude oil, activities that are generally complementary to its crude pipeline operations. Pacific Energy conducts its business through two business units, the West Coast Business Unit, which includes activities in California, and the Philadelphia, PA area, and the Rocky Mountain Business Unit, which includes Alberta, Canada.

    This news release may include "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements. Although Pacific Energy believes that the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that may affect Pacific Energy's operations and financial performance. Among the factors that could cause results to differ materially are those risks discussed in Pacific Energy's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004.
    In addition, the Pier 400 project remains subject to a number of risks unique to it, including (1) a permitting process that, even if successful, could result in the imposition of requirements and conditions that could adversely affect the feasibility and economic returns expected of the project, (2) political and legal risks posed by the interest groups and constituencies that have an interest in the Port of Los Angeles and the project, one of which has declared its opposition to the project, and (3) the ability of Pacific Energy to obtain the financing necessary to construct the project, which may depend on the ability to obtain other long term commitments from creditworthy customers, which is not assured.

    For additional information, please visit the Pacific Energy
Partners, L.P. website at www.PacificEnergy.com.


    CONTACT: Pacific Energy Partners, L.P.
             Aubrye Harris, 562-728-2871
             Fax: 562-728-2881
             Email: Aharris@PacificEnergy.com